Exhibit 10.6

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between:

Invasix Corp., a company incorporated under the laws of Canada, whose head office address is: 30 East Beaver Creek Road, Unit 115, Richmond Hill Ontario, Toronto Canada (the “Company”);

And

Dr. Michael Kreindel, Canadian Passport Number 918328121, of 20 Sorrento Dr., Richmond Hill, Canada L4C 0J8 (the “Employee”).

(Each a "Party" and together the "Parties")

Whereas	the Employee is an investor and shareholder of the Company's parent company Invasix Ltd. (the “Parent”) and has been providing the Group (as defined below) with various management services and acting as the CTO of the Group since the incorporation of the Parent in January 2008 and up until the Effective Date (as defined below) for no consideration received; and

Whereas	as of the Effective Date the Parties wish to establish the terms and basis of continuous engagement of the Employee as the CTO of the Company and the Group, and to retain the Employee as an employee of the Company.

Now, therefore, in consideration of the employment of the Employee by the Company and the mutual covenants and promises contained in this Employment Agreement (the “Agreement”), the Company and the Employee agree as follows:

1.	Employment. Effective as of July 1, 2017 (the “Effective Date”), the Company employs the Employee in the capacity of the Chief Technology Officer of the Group, and the Employee accepts such employment under and subject to the terms and conditions of this Agreement. In this Agreement, the term "Group" shall include the Company, its Parent and any of its present or future subsidiaries and affiliated entities in which the Parent is a shareholder, directly or indirectly, as currently exist and as may exist in the future. Certain provisions of this Agreement will apply to the relations between the Employee and the Group. Nothing in this Agreement will create the relationship of employer and employee between the Employee and any member of the Group except the Company.

Scope of employment: Full time position.

2.	Duties. The place of work of the Employee shall be Toronto, Canada. The Employee shall perform his duties as the CTO of the Group and such additional duties consistent with his position as may from time to time be assigned by the Group. The Employee shall report to Mr. Moshe Mizrahy, CEO of the Group and the Parent's Board of Directors.

During the Employee's employment with the Company, except for illness, permitted vacation periods and permitted leaves of absence, the Employee will devote his full business time and best efforts to the faithful performance of such duties and to the promotion and advancement of the business and affairs of the Group.

The Employee is not authorized to obligate and/or bind the Company and/or any entity of the Group except in the ordinary course of business to the extent customary for an employee in his position and subject to the policies and directives of the Company and the Group.

All reasonable policies, procedures and directives of the Company and/or the Group (present and future) applicable to subjects of work behavior, discipline, privacy, confidentiality, will be considered integral parts of this Agreement. The Employee will on request from time to time sign acknowledgments and agreements to be bound by certain policies applicable to the Group, including without limitation insider trading and reporting requirements, questionable practices, intellectual property and information technology requirements.

3.	Indemnification, Exemption and D&O Insurance. The Employee shall be entitled to enter into indemnification and exemption agreement with the Group and to be included in the Group's D&O Insurance, once approved and consummated by the Group.

4.	COMPENSATION

(a)	Base Salary. In consideration of the services to be rendered by the Employee under this Agreement, the Company will pay the Employee a gross annual salary in the amount of US $120,000 per annum, to be paid by the Company in Canadian Dollars in equal monthly installments in arrears based on the CAD/USD representatives exchange rate applicable on the Effective Date (the “Base Salary”). The Employee acknowledges that his position may require extensive travel, overtime work and work at irregular places and hours, and agrees that the Base Salary includes the proper and agreed compensation for all these factors.

(b)	Payments. The Base Salary shall be paid monthly in arrears or at such other frequency as the Company may establish as its normal payroll practice. All benefits due to the Employee as set forth in this Agreement or by law shall be provided on the Base Salary. Taxes, social security payments, social benefits and other obligatory payments which are to be borne by the Employee according to applicable laws and regulations - will be deducted from the Base Salary.

(c)	Benefits. In addition to the Base Salary, the Employee shall, during the Term, be entitled to participate in the Company's Medical, Dental, life and disability insurance plans, as customary in the Company for employees at the same rank as the Employee and subject to the terms and conditions of such plans.

(d)	Vacation. The Employee shall be entitled to 15 annual paid vacation days. vacation entitlement shall be calculated and vacations shall be taken in accordance with the Company's vacation policy as in effect from time to time.

(e)	Expenses. The Company shall reimburse the Employee for all reasonable expenses actually incurred by the Employee in connection with the business affairs of the Company and the Group and the performance of his duties. The Employee shall comply with such reasonable policies, limitations and reporting requirements with respect to such expenses as the Company may establish from time to time.

5.	Secrecy, Non-Compete and Other Intellectual Property Issues

The Employee undertakes to execute, perform and abide by the Secrecy, Non-Compete and Intellectual Property Undertakings as attached hereto as Exhibit A.

6.	PERIOD OF EMPLOYMENT

(a)	Term. Subject to termination provisions set out in this Section 4, the Employee will be employed for a term commencing on the Effective Date and continuing until is terminated by either Party (the “Term”).

(b)	At Will Employment. Employee further understands that this Agreement is not for a set term and that no particular length of employment has been expressed or implied, and that no circumstances arising out of Employee's employment will alter his "at will" employment relationship unless expressed in writing signed by the Employee and the Company. Employee's employment with the Company is "at will" and can be terminated at any time, at the option of either the Company or the Employee, by providing a 90 days prior notice if termination is provided by either Party at will, or immediately – if termination is made for cause.

The term “cause” in this Agreement shall be defined as any of the following events or acts of the Employee: (a) self-dealing, embezzlement or misappropriation of the Company’s and or the Group's property or serious damage to the Company’s and/or the Group's property which is intentionally caused, (b) gross negligence or gross misconduct which represents also a breach of duty of loyalty as defined in the Israeli Companies Law, (c) criminal behavior as determined by a court of law, except as for traffic violations.

The Company shall have the right to terminate this Agreement immediately without cause, provided however that it pays to the Employee the entire amount due to the Employee for the entire notice period due on the termination date.

(c)	Termination Payments and Benefits. Upon termination of this Agreement all payments, salary and other banafits hereunder shall cease at the effective date of termination. The Employee shall be entitled to receive all payments and benefits accrued hereunder, and reimbursement of all expenses incureed, through the effective date of termination. Except as provided by law, termination of this Agreement is without liability of the Company for any claims or payments beyond those earned or accrued in the course of the employment hereunder; and the Employee hereby waives any and all such claims towards the Company and any other entity in the Group.

7.	No Conflicting Obligations. The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of its terms (a) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including, without limitation, any confidentiality or non-competition agreement, (b) do not require the consent of any person or entity, and (c) the Employee shall not utilize, during the Term of his employment, any proprietary information of any third party, including, without limitation, former employers of the Employee.

8.	Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

9.	No Waiver or Default. No failure by any of the Parties to insist on strict performance of any covenant, agreement, term or condition (the "Provision") of this Agreement, or to exercise any right or remedy consequent on the breach of any Provision, and no acceptance of partial payment during the continuance of any such breach, shall constitute a waiver of any such breach or of such Provision. No waiver of any breach shall affect or alter this Agreement, but each and every provision of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach of such provision.

10.	Notices. All notices under this Agreement, to be effective, shall be in writing and shall be delivered by hand, by mail, by certified mail, postage and fees prepaid, or by facsimile or e-mail to the Company and to the Employee at the addresses set out above in this Agreement, or to such other address as a Party may notify the other party from time to time.

11.	MISCELLANEOUS

(a)	Modifications. This Agreement, including the attached Exhibits, constitute the entire agreement between the Parties with regard to the subject matter hereof, superseding any and all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a written document signed by the Parties.

(b)	Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(c)	Independent Advice. The Employee acknowledges and agrees that: (i) the Employee has not relied upon the advice of the Company or any of its officers, directors, employees or agents, nor has he relied on te advice of the Company's solicitors or agents in connection with this Agreement, and (ii) the Employee has been advised and has had the opportunity to seek independent legal, tax, and financial advice in connection with this Agreement.

(d)	Governing Law. This Agreement is deemed to be made in the Province of Ontario and for purposes of all legal proceedings shall be deemed to have been performed in the Province of Ontario. This Agreement, and the rights and remedies provided hereunder, and all claims, disputes and controversies arising hereunder or related thereto, shall be governed by and construed under and enforced in accordance with the laws of the Province of Ontario, without reference to choice of law or conflicts of law principles. The Employee consents to the jurisdiction of any court located within the Province of Ontario, and further waives any objection to jurisdiction and venue of any action instituted hereunder, and further agrees not to assert any defense based on lack of jurisdiction or venue, including forum non convenience. Personal service of any summons, complaint or other process may be made by any means permitted by law. Any action brought to enforce or relating to this Agreement shall, subject to the next sentence, be brought exclusively in the courts in the Province of Ontario. Nothing in this Section will prevent the Company from suing the Employee in any other jurisdiction in which the Employee may reside or be physically present at the time of commencement of such litigation.

(e)	Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

And in Witness, the Parties sign and execute this Agreement, on this    1     day of      7       2017 effective as of the Effective Date

/s/ Moshe Mizrahy		/s/ Michael Kreindel
Invasix Corp.		Dr. Michael Kreindel

By:	Moshe Mizrahy

APPENDIX A

SECRECY; INTELLECTUAL PROPERTY AND NON-COMPETE UNDERTAKINGS

In consideration of the disclosure by the Company to the Employee of information relating to his services to the Group and the compensation as set out in the Agreement, the Employee agrees as follows:

1.	In this Appendix A, the term “Group” shall include the Company, its Parent and any of its present or future subsidiaries and affiliated entities in which the Parent is a shareholder, directly or indirectly, as currently exist and as may exist in the future.

2.	The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Group or of any third party which is disclosed to Employee or which he otherwise obtains or generates as a result of his engagement (including the implications, results and applications of his services and any knowhow, intellectual property and other rights relating to the results of the services), including without limitation technical, business, marketing, financial, administrative, management and commercial information related to the Group, its products, current or prospective, knowhow, technology, trade secrets, software, copyright, process, commercial relations, actual and potential clients and suppliers, business or other plans, and any other information of a proprietary or confidential nature. Without derogating from the generality of the above said, information which by nature is deemed to be proprietary and non-public information and any information discussed and presented at any meeting of the Group in which the Employee attended shall also be recognized as Proprietary Information.

3.	The term “Proprietary Information” does not include information (i) which is, at the date of signature hereof or thereafter, enters the public domain, through no act or omission by the Employee, (ii) information which was known to Employee prior to its disclosure (in the case of information disclosed by Group) or prior to its generation (in the case of Proprietary Information generated by Employee), as evidenced by his written records at the time of disclosure or generation (as applicable), (iii) which reflects information generally known in the industries or trades in which the Company operates, (iv) received by the Employee at any time from other sources that were legally entitled to receive and transfer such information without any obligation of confidentiality to the Group.

4.	Proprietary Information and any part thereof are recognized by the Employee as being confidential and the exclusive and sole property of the Group.

5.	The Employee undertakes to maintain the confidentiality of the Proprietary Information, not to disclose or make available to any third party any of the Proprietary Information nor to make any use or enable others to make any use thereof other than for purposes of performing his duties as required for his position in the Company, without the express prior written approval of the Company.

If required by law or pursuant to discovery requirements of a stock exchange or pursuant to securities laws and regulations, if applicable to the Company, the Employee may disclose Proprietary Information to a governmental authority and/or stock exchange or by order of a court of competent jurisdiction, provided that: (a) unless restricted by such authority, the Employee shall immediately notify Company and take reasonable steps to assist Company in contesting such request, requirement or order or otherwise protecting Company’s rights; and (b) the Employee shall limit the scope of such disclosure only to such portion of the Proprietary Information that he is legally required to disclose.

The confidentiality and non-use obligations contained herein will remain valid and binding regardless of the termination of the Agreement and shall survive for a period of seven (7) years from the date of termination of this Agreement, and with respect to technological and technical information of the Group including trade secrets, the post termination period of compliance shall remain until said information comes into the public domain through no fault of the Employee.

6.	The term “Proprietary Rights” shall mean all inventions, discoveries, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications, trade secrets, trademarks, service marks, design marks, any registrations or applications relating to any of the foregoing, which are in the field of medical aesthetic products for the medical/professional markets (the foregoing shall be referred to as the "Field").

Inventions, if any, patented or unpatented, made by the Employee prior to his first date of engagement with the Company are excluded from the scope of this Agreement.

The Employee hereby assigns and agrees to assign in the future (when any such inventions in the Field or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Group all his right, title and interest in and to any and all Proprietary Rights whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or generated by the Employee, either alone or jointly with others, in the performance of his services for the Company during the period of the Agreement. Inventions in the Field assigned to the Company, or to a third party as directed by the Company pursuant to this Section 6, are hereinafter referred to as “Company Inventions.”

The Employee hereby irrevocably waives any right to any additional compensation to which he may be entitled with respect to any such assigned Company Inventions pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to the Israeli Patents Law-1967, or any provision that may supersede it.

The Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) in the performance of his services for the Company and which are protectable by copyright are “works made for hire” and are the property of the Company pursuant to applicable copyright law. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee hereby waives such Moral Rights and consent to any action of the Group that would violate such Moral Rights in the absence of such consent including the right to prevent changes in such works and/or to be named in his name.

The Employee will assist the Group in every proper way to obtain, and from time to time enforce, any patent rights relating to Company Inventions in any and all countries, at Company’s expense. To that end the Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such patent rights and the assignment thereof. In addition, the Employee will execute, verify and deliver such assignments of such patent rights to the Company or its designee as the Company may reasonably request. The Company shall compensate the Employee at a reasonable rate for the time actually spent by Employee at the Company’s request on such assistance. The Employees' obligation to assist the Group with respect to patent rights relating to such Company Inventions in any and all countries shall continue beyond the termination of this Agreement.

The Employee hereby agrees that he shall not be entitled to any additional compensation for the assignments described in this Section 6 above and beyond the compensation set forth in the Agreement. The Employee acknowledges and agrees that he will not be entitled to additional royalties, consideration or other payments with regard to any of the Proprietary Rights assigned to Company as set forth above, and do hereby explicitly, irrevocably and unconditionally waives the right to receive any such additional royalties, consideration or other payments.

7.	The Employee shall not use any third party's intellectual property, materials, documents, other resources or confidential information in the performance of his services.

8.	The Company hereby irrevocably waives any claim against the Employee concerning conflict of interests between Employee's other business interests and activities and his position as an employee of the Company. Nevertheless, the Parties confirm that the Employee is active in various other entities in the cosmetic, dermatologic and medical fields and he may continue to be involved therewith, provided that, during the period of this Agreement, he does not hold an executive position in an entity directly competing with the Group's business in the professional medical aesthetic market, without receiving the prior written consent of the Company's Board of Directors.

The Employee shall report to the Company’s Chairman of the Board during the period of the Agreement of his intention to provide services which creates conflict of interest between Employee's other business interests and his position as an employee of the Company. Within ten (10) business days from such notification, the Company shall inform the Employee whether it agrees or objects to such new engagement by the Employee. In the event that the Company notifies the Employee that it objects such new engagement, either Party may terminate the Agreement for convenience by providing the other Party with a 90 days prior written notice.

9.	Without prejudice to the generality of the foregoing, the Employee agrees that during the period of this Agreement and for an additional period of 6 months following termination, the Employee will not, directly or indirectly, for his own account or for the account of others, including without limitation as a stockholder (other than as the holder of not more than 5% of the total outstanding stock of a publicly held company), director, officer, employee/employer, investor, partner, consultant, sole proprietor or independent contractor, do or participate or assist or allow to do any of the following:

(a)	Directly compete or assist others to compete with the business of the Company in the Field;

(b)	Request or advise any past, present or future business associate of the Company to decrease or cancel their business with the Company;
(c)	Cause any employee or consultant of the Company to terminate his relations with the Company or to work for the Employee or for any party associated with him.

The term “business of the Company in the Field” in this Section 9 shall mean developing, producing, marketing or selling products or services of the kind or type developed or currently contemplated to be developed, produced, marketed or sold or contemplated to be developed, produced, marketed or sold, by the Group in the Field.

The Parties confirm that during the Employee's employment hereunder, the Employee will be exposed to confidential Proprietary Information of the Company; and that any activity as forbidden under subsections (a), (b) and (c) above is bound to breach the right of the Company to the exclusive use of such Proprietary Information; and therefore the Parties agree that the above post-termination period is intended to ensure such rights of the Company.

10.	Upon termination of the Agreement, the Employee shall immediately return to the Company or delete from his network all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Proprietary Information, including all copies thereof, and they shall not retain any copies of such materials and shall erase such from all of his files and records in any format.

11.	The provisions of this Appendix A shall apply to the Parties, effective as of their first date of engagement on January 9, 2008.

And in Witness hereof the Parties sign this Appendix A on         1/7     , 2017

/s/ Moshe Mizrahy		/s/ Michael Kreindel
Invasix Corp.		Mr. Michael Kreindel

By:	Moshe Mizrahy